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                                                                   EXHIBIT 10.21

                         EXECUTIVE EMPLOYMENT AGREEMENT

      ENTERED INTO on March 1, 2005 by and between S. LESLIE FLEGEL ("EXECUTIVE"), an individual presently domiciled in Naples, Florida, and SOURCE INTERLINK COMPANIES, INC. (the "COMPANY"), a Missouri corporation having its corporate headquarters in Bonita Springs, Florida.

      WHEREAS, Executive was the founder of the Company and is currently employed as its Chief Executive Officer under an Employment and Non-Competition Agreement dated as of May 21, 2003, and

      WHEREAS, the Company's Board of Directors (the "BOARD") desires to assure the continued benefit of Executive's services and experience following the merger provided for under the Agreement and Plan of Merger dated November 18, 2004 by and among the Company, Alliance Entertainment Corp. and Alligator Acquisition, LLC, and

      WHEREAS, Executive desires to continue in the employ of the Company until January 31, 2010 under the terms and provisions set forth in this Agreement, and

      WHEREAS, Executive and the Company have agreed to enter into a Consulting Agreement (the "CONSULTING AGREEMENT"), in substantially the form attached hereto as EXHIBIT A, pursuant to which Executive will be required to make himself available to serve the Company and its subsidiaries as an independent consultant for an additional five-year period after expiration of the term of employment of Executive under this Agreement,

      NOW, THEREFORE, with the intent to be legally bound, the Company and Executive do hereby covenant and agree as follows.

Section 1. Employment of Executive.

      1.1. The Company hereby agrees to employ Executive in the position described in Section 1.2 below, and Executive hereby accepts such employment, under the terms and provisions set forth in this Agreement.

      1.2. During the Period of Employment (defined in Section 2.1 below), Executive shall serve in the position of Chief Executive Officer of the Company, based at the Company's corporate headquarters in Bonita Springs, Florida, reporting directly to the Board. Executive shall have the usual and customary duties, responsibilities and authority of chief executive officer, and shall perform such other and additional duties and responsibilities (including without limitation development and implementation of a leadership succession plan in collaboration with the Board) as are consistent with that position and as the Board may reasonably require.

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      1.3. Unless prohibited by the Company's Bylaws or any laws, rules or regulations applicable to the Company, Executive shall also be nominated for election by the Company's stockholders to the position of, and shall serve as, a member and Chairman of the Board of Directors throughout the Period of Employment under this Agreement.

      1.4. Executive shall devote substantially all of his working time, attention and energy using his best efforts to the performance of his duties and responsibilities, and shall apply the level of skill, diligence, energy, and cooperation to protecting and advancing the interests of the Company and its subsidiaries as can be reasonably expected from a faithful, dedicated, experienced and prudent corporate executive under similar circumstances.

Section 2. Term of Employment.

      2.1. The term of employment of Executive under this Agreement shall be the period commencing March 1, 2005 and ending on January 31, 2010 (the "PERIOD OF EMPLOYMENT").

      2.2. The term of Executive's employment under this Agreement will expire on January 31, 2010. As set forth in Section 10 below, the Company and Executive have agreed to enter into a consulting relationship that will become effective for a period of five years commencing February 1, 2010.

Section 3. Early Termination.

      3.1. Notwithstanding the provisions of Section 2.1 hereof, the Period of Employment shall be subject to early termination at any time:

            (a) at the Company's election, by dismissal of Executive from employment with or without Proper Cause (defined in Section 3.2 below) pursuant to resolution of the Board, or

            (b) at the Company's election, upon determination of Disability of Executive pursuant to Section 3.3 below, or

            (c) upon death of Executive, or

            (d) at Executive's election, by voluntary resignation upon 30 days' advance written notice, with or without Good Reason (defined in Section 3.5 below).

In the event of early termination pursuant to the foregoing paragraphs (a), (b),
(c) or (d), the Company's obligations to Executive shall be as set forth in Sections 3.2, 3.3, 3.4 or 3.5, respectively; and Executive shall have no other rights or claims under this Agreement except for (i) reimbursement of previously incurred expenses pursuant to Section 5(a) below and (ii) indemnification pursuant to Section 5(b) below.

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      3.2. (a) In the event of early termination pursuant to Section 3.1(a)
without Proper Cause and provided that Executive executes and delivers an agreement containing covenants substantially similar to those contained in
Section 7 hereof (but establishing a Restricted Period of three (3) years), the Company shall be and remain obligated to pay to Executive, within five (5) business days after such early termination (or such longer period during which such payments are prohibited under applicable law, rules or regulations), in cash, an amount equal to the sum of:

                  (i) The Base Compensation provided for under Section 4.2 below at the annual salary rate then in effect without further adjustment for the remainder of the Period of Employment;

                  (ii) The fixed Retainer Fee provided under Section 3.1 of the Consulting Agreement for the entire Period of Engagement (defined in the Consulting Agreement);

                  (iii) the product of $900,000 times the number of fiscal years remaining to be concluded during the Period of Employment;

                  (iv) an amount equal to (A) $3.5 million if such early termination occurs during the Company's 2006 fiscal year, (B) $4.375 million if such early termination occurs during the Company's 2007 fiscal year, and (C) $5.25 million if such early termination occurs during the Company's 2008 fiscal year, in full settlement of Executive's interest in the Challenge Grant Program described in Section 4.4; and

                  (v) Until the earlier of January 31, 2010 or his death, the right to continued participation in the Company's healthcare plans (referred to in Section 4.6 below) under and subject to the same terms and provisions (including without limitation contribution to premiums, deductibles, co-payments and caps) as are applicable during such period to the Company's executive officers generally in the same manner as if Executive continued to be employed by the Company.

            (b) In the event of early termination pursuant to Section 3.1(a) with Proper Cause, the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under Section 4 hereof (except for accrued and unpaid items).

            (c) The occurrence of any of the following events or circumstances shall constitute "PROPER CAUSE" for dismissal of Executive from employment under this Agreement:

                  (i) Disclosure to third parties of trade secrets or other Confidential Information (defined in Section 6 below), or any other misuse or misappropriation thereof, by Executive in violation of the obligations imposed by Section 6 hereof;

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                  (ii) Violation by Executive of the restrictions imposed by
Section 7 of this Agreement on competitive activities by Executive;

                  (iii) Abandonment by Executive of his employment with the Company or any subsidiary or repeated and deliberate failure or refusal by Executive to fulfill his duties and responsibilities under this Agreement in any material respect and Executive's failure or refusal to initiate corrective action within 30 days after written notice by the Company setting forth in reasonable detail the conditions alleged to be encompassed by the foregoing clause;

                  (iv) Perpetration of any act of financial dishonesty or theft materially affecting the Company or any of its subsidiaries;

                  (v) Willful, reckless or grossly negligent conduct by Executive entailing a material violation of the laws or governmental regulations or orders applicable to the Company or its subsidiaries, or imposition by any court or governmental agency of any material restriction upon Executive's ability to perform his duties and responsibilities hereunder;

                  (vi) Repeated and deliberate failure or refusal by Executive to comply with lawful and ethical policies of the Company or lawful and ethical directives of the Board;

                  (vii) Conviction of Executive of a crime in any federal, state or foreign court, or entry of any governmental decree or order against Executive based upon violation of any federal, state or foreign law, and the determination by the Board, made in its reasonable discretion, that, in the circumstances, the continued association of Executive with the Company will, more likely than not, have a material adverse effect upon the Company, its business or its reputation.

      3.3. The term of employment of Executive under this Agreement may be terminated at the election of the Company upon a determination by the Board, made in its sole discretion, that Executive is, or will be, unable, by reason of physical or mental incapacity ("DISABILITY") whether caused by accident, illness, disease or otherwise, to substantially perform the material duties and responsibilities assigned to him pursuant to this Agreement for a period longer than 90 consecutive days or more than 180 days in any consecutive 12-month period. In the exercise of its discretion, the Board shall give due consideration to, among such other factors as it deems appropriate to the best interests of the Company, the opinion of Executive's personal physician or physicians and the opinion of any physician or physicians selected by the Board for these purposes. Executive shall submit to examination by any physician or physicians so selected by the Board, and shall otherwise cooperate with the Board in making the determination contemplated hereunder (such cooperation to include without limitation consenting to the release of information by any such physician(s) to the Board). In the event of early termination for Disability pursuant to Section 3.1(b), the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under

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Section 4 hereof, other than as set forth below (and except for accrued and unpaid items), but shall be obligated to provide to Executive or the Beneficiary (defined in Section 4.10):

            (a) For the period commencing on the date of early termination and ending on the earliest to occur of his death, January 31, 2010 or the expiration of 24 full calendar months next following the date of early termination, a disability income benefit, payable in monthly installments, in an amount equal to 33 1/3% of the annual rate of Base Compensation provided for under Section
4.2 below, at the annual salary rate in effect on the date of determination of Disability without further adjustment;

            (b) a payment equal to the short term incentive payment described in
Section 4.3 times a fraction the numerator of which is the number of months during the then current fiscal year in which Executive served the Company and the denominator of which is 12;

            (c) For the period commencing on the date of early termination and ending on the earliest to occur of his death, January 31, 2010 or the expiration of 24 full calendar months next following the date of early termination, the right to continued participation in the Company's healthcare plans (referred to in Section 4.6 below) under and subject to the same terms and provisions (including without limitation contribution to premiums, deductibles, co-payments and caps) as are applicable during such period to the Company's executive officers generally in the same manner as if Executive continued to be employed by the Company; and

            (d) The Death Benefit Amount (defined in Section 4.10) not later than 90 days after the death of Executive, without regard to the date of Executive's death.

The Company shall be entitled to credit, against its obligation to pay such disability income benefit, the amounts received from time to time by Executive pursuant to any disability income insurance policy maintained by the Company;

      3.4. In the event of early termination pursuant to Section 3.1(c), the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under Section 4 hereof, other than as set forth below (and except for accrued and unpaid items), but shall be obligated to provide to Executive or the Beneficiary (defined in Section 4.10):

            (a) a payment equal to the short term incentive payment described in
Section 4.3 times a fraction the numerator of which is the number of months during the then current fiscal year in which Executive served the Company and the denominator of which is 12; and

            (b) The Death Benefit Amount (defined in Section 4.10) not later than 90 days after the death of Executive, without regard to the date of Executive's death.

      3.5. (a) In the event of early termination pursuant to Section 3.1(d) by Executive for Good Reason, the provisions of Section 3.2(a) shall apply.

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            (b) In the event of early termination pursuant to Section 3.1(d) by
Executive without Good Reason, the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under
Section 4 hereof (except for accrued and unpaid items).

            (c) The occurrence of any of the following events or circumstances shall constitute "GOOD REASON" under this Agreement.

            (i) repeated and deliberate failure by the Company to substantially comply with its obligations to pay or provide the compensation, benefits and other amounts due and payable to Executive under Sections 4 and 5 below;

            (ii) a material reduction in Executive's duties, responsibilities and authority during the Period of Employment;

            (iii) Failure or refusal by the Company to execute and deliver the Consulting Agreement as required by Section 10;

            (iv) Failure or refusal by the Company (and/or any successor in interest to the Company) to comply with the duties and obligations imposed upon the Company by Section 11 in a due, proper and timely manner; and

in any such case, the failure or refusal by the Company (and/or any successor in interest to the Company) to initiate corrective action within 30 days after written notice by Executive to the Secretary of the Company setting forth in reasonable detail the conditions alleged to be encompassed by the foregoing clause (i), (ii), (iii) or (iv) as the case may be.

            (v) a Change of Control (defined in Section 3.5(d)).

            (d) The occurrence of any of the following events or circumstances shall constitute a "CHANGE OF CONTROL" under this Agreement.

            (i) A change in the composition of the Board, as a result of which fewer than one-half (1/2) of the incumbent directors are directors who either:
(A) had been directors of the Company on the first day of the Period of Employment (the "ORIGINAL DIRECTORS"); or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the "CONTINUING DIRECTORS"); or

            (ii) Any "PERSON" (defined below) who by the acquisition or aggregation of securities, is or becomes the "BENEFICIAL OWNER" (defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company

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representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "BASE CAPITAL STOCK"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or

            (iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization in which the Company is not the acquiring entity for accounting purposes; or

            (iv) The consummation of a sale, transfer or other disposition of all or substantially all of the Company's assets.

For purposes of subsection (ii) above, the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

Any other provision of this Section 3.5(d) notwithstanding, no event shall constitute a Change of Control under this Agreement if: (A) the sole purpose of the event was to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction; or (B) the event was contemplated by the that certain Agreement and Plan of Merger, dated November 18, 2004, by and among Source Interlink Companies, Inc., Alliance Entertainment Corp. and Alligator Acquisition, LLC.

Section 4. Compensation and Benefits. As consideration for Executive's undertakings set forth in this Agreement and his services hereunder, the Company shall pay and provide to Executive during the Period of Employment hereunder, and Executive hereby agrees to accept, the compensation and benefits described in Sections 4.1 through 4.10, inclusive below, and the Company shall pay or provide the Death Benefit Amount and Gross-Up Amount (each defined in Section
4.10 below) to the Beneficiary (therein defined).

      4.1 Concurrently with the execution and delivery of this Agreement, the Company shall pay to Executive, in cash, the sum of Seven Hundred Fifty Thousand Dollars ($750,000).

      4.2. During the Period of Employment, the Company shall pay to Executive Base Compensation in the form of salary at an annual rate of Nine Hundred Fifteen Thousand Dollars ($915,000). Base Compensation shall be payable in such installments and at intervals

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prescribed from time to time under the Company's payroll policies and practices, and shall be subject to such withholdings as are required thereunder or by applicable law.

      4.3 Executive also shall be entitled to receive a short term incentive payment following each fiscal year ended during the Period of Employment, if and to the extent earned, but subject to the maximum amount specified, under the "Short Term Incentive Program" set forth in EXHIBIT B attached hereto. The short term incentive payment shall be paid at the times and in the manner set forth in the Short Term Incentive Program.

      4.4 Executive also shall be entitled to participate in the Source Interlink Companies, Inc. Challenge Grant Program a copy of which is set forth in EXHIBIT C attached hereto, and to receive a disbursement equal to 35% of the Aggregate Payout made pursuant thereto, if and to the extent earned under the terms and conditions thereof.

      4.5. The Company shall permit Executive to participate in all stock option, stock purchase, stock bonus and other equity-based incentive plans and programs (if any) as may be approved by the Board or its Compensation Committee and as the Company chooses to maintain from time to time with respect to its executive officers generally. Executive's level of participation and entitlements (if any) thereunder shall be subject to the eligibility requirements and all other terms and provisions of such plans and programs (including without limitation amendment and termination), and the determinations of their duly appointed administrators.

      4.6 The Company shall permit Executive to participate in all healthcare, supplemental medical expense reimbursement, retirement, life insurance and disability income plans and programs as may be duly adopted and as the Company chooses to maintain from time to time with respect to its executive officers and/or employees generally. Executive's level of participation and benefits thereunder shall be subject to the eligibility requirements and all other terms and provisions of such plans and programs (including without limitation amendment and termination), and the determinations of their duly appointed administrators.

      4.7. Executive shall be entitled to 20 business days vacation on an annual basis and all holidays provided under Company policy. For any calendar year during which Executive is employed for only a portion of the year, Executive shall be entitled to the appropriate proportion of the vacation days. Vacation days will not be cumulative, will accrue only for the current year, and must be taken by Executive during the calendar year in which the vacation time accrues. Vacation days will not be converted into cash. Executive shall arrange his vacation so as not to conflict with the needs of the Company.

      4.8. The Company shall pay directly, or shall reimburse Executive for, all items of expense incurred by Executive in the operation and maintenance (including, without limitation, all reasonably necessary insurance premiums) of one automobile.

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      4.9. The Company shall pay directly, or shall reimburse Executive for, all dues and other charges of one country club incurred by Executive in furtherance of the Company's business.

      4.10. (a) The Company shall pay to such person or persons then most recently designated by Executive (the "Beneficiary") by written notice to the Company given in accordance with Section 13, the sum of Two Million Dollars ($2,000,000) (the "DEATH BENEFIT AMOUNT") not later than 90 days after the death of Executive, if his date of death occurs on or before March 1, 2015.

            (b) The Company shall be deemed to have satisfied its obligation set forth in Section 4.10(a) above if the Company shall have caused one or more policies of insurance to be issued on the life of Executive by one or more underwriters of recognized standing and duly licensed in the State of Florida, with benefits payable to the Beneficiary upon death of Executive on or before March 1, 2015 in the amount of Two Million Dollars (in aggregate), shall have caused the ownership of such policy or policies to be fully vested in the Beneficiary, and shall pay all premiums required to be paid in order that such policy or policies will remain in full force and effect until the earlier of March 1, 2015 or Executive's death. Simultaneously with the payment of any premium installment, the Company shall also pay to Executive an amount equal to:
(the premium paid divided by (100%-highest federal income tax percentage rate)) minus the premium paid.

            (c) If the Company has not satisfied its obligation under Section 4.10(a) in the manner allowed by Section 4.10(b), then, simultaneously with the payment to the Beneficiary of the Death Benefit Amount, the Company shall also pay to the Beneficiary an amount (the "GROSS-UP AMOUNT") derived by application of the following formula: (Death Benefit Amount divided by (100%-highest federal income tax percentage rate)) minus the Death Benefit Amount.

            (d) The Company may cause one or more additional policies of insurance to be issued on the life of Executive with benefits payable to the Beneficiary and/or Company upon death of Executive.

Section 5. Expenses and Indemnification.

      5.1. The Company shall pay directly, or shall reimburse Executive for, such items of reasonable and necessary expense as are incurred by Executive during the Period of Employment in the interest of the business of the Company. All such expenses paid by Executive shall be reimbursed by the Company upon presentation by Executive of an itemized account of such expenditures, sufficient to support their deductibility by the Company for federal income tax purposes (without regard to whether or not the Company's deduction for such expenses is limited for federal income tax purposes), such submissions to be made within 30 days after the date such expenses are incurred.

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      5.2. In addition to such rights of indemnification as are provided to
Executive by the Certificate of Incorporation and/or Bylaws of the Company and its subsidiaries, the Company agrees that, absent a written opinion of independent legal counsel that it would be unlawful to do so, the Company shall promptly pay or advance all costs and expenses (including without limitation attorneys' fees) reasonably incurred by Executive in defense of any and all claims, causes of action and charges which may be threatened, asserted or filed against him in any judicial, governmental or arbitration proceedings, inquiry or investigation (whether of a civil or criminal nature), arising out of his employment under this Agreement or the performance in good faith of his duties hereunder, other than such claims, causes of action or charges that may be initiated against Executive upon approval by the Board. Executive hereby agrees to promptly reimburse to the Company all such costs and expenses as have been paid or advanced by the Company if (and to the extent) it is finally determined as a matter of law that Executive was not entitled to be indemnified for them by the Company. In addition, Executive shall remit to the Company the proceeds of any insurance received by him to defray such costs and expenses as have been paid or advanced by the Company.

Section 6. Protection of Confidential Information and Property.

      6.1. Executive acknowledges that, except for information that from time to time has been properly disclosed by the Company in public filings and announcements and commercial dealings, the Company has or may have a legitimate need for and/or interest in protecting the confidentiality of all information and data pertaining to the business and affairs of the Company and its subsidiaries, including without limitation information and data relating to (i) manufacturing operations and costs, (ii) distribution and servicing methods and costs, (iii) merchandising techniques, (iv) sales and promotional methods, (v) customer, vendor and personnel relationships and arrangements, (vi) research and development projects, (vii) information and data processing technologies, and
(viii) strategic and tactical plans and initiatives (all such information and data, other than that which has been properly disclosed as aforesaid, being hereinafter referred to as "CONFIDENTIAL INFORMATION").

      6.2. Executive acknowledges that, in the course of his employment, (i) he has participated and/or will participate in the development of Confidential Information, (ii) he has been and/or will be involved in the use and application of Confidential Information for corporate purposes, and (iii) he otherwise has been and/or will be given access to and entrusted with Confidential Information for corporate purposes.

      6.3. Executive agrees that, during the term of his employment under this Agreement, he shall possess and use the Confidential Information solely and exclusively to protect and advance the interests of the Company and its subsidiaries; and that at all times thereafter, he (i) shall continue to treat the Confidential Information as proprietary to the Company, and (ii) shall not make use of, or divulge to any third party, all or any part of the Confidential Information unless and except to the extent so authorized in writing by the Company or required by judicial, legislative or regulatory process.

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      6.4. Executive acknowledges that, in the course of his employment, he will create and/or be furnished with (i) materials that embody or contain
Confidential Information (in written and electronic form) and (ii) other tangible items that are the property of the Company and its subsidiaries. Executive agrees that, upon expiration or other termination of his term of employment under this Agreement, or sooner if the Company so requests, he shall promptly deliver to the Company all such materials and other tangible items so created and/or furnished, including without limitation drawings, blueprints, sketches, manuals, letters, notes, notebooks, reports, lists of customers and vendors, personnel lists, computer disks and printouts, computer hardware and printers, and that he shall not retain any originals or copies of such materials, or any of such tangible items, unless and except to the extent so authorized in writing by the Company.

      6.5. Executive agrees to inform all prospective employers and consulting clients of the content of this Section 6 and of Section 7 of this Agreement prior to his acceptance of future employment and consulting engagements.

Section 7. Restrictions against Competition and Solicitation.

      7.1. Executive agrees that, during the term of his employment hereunder and during the Restricted Period (defined in Section 7.2 below), he shall not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with, or own or have any financial interest in, any Competitive Enterprise (defined in Section 7.2 below).

      7.2. For purposes of this Section 7:

            (a) "RESTRICTED PERIOD" means:

                  (i) in the case of Disability, the period during which Executive is receiving payments or benefits from the Company pursuant to Section
3.3 of this Agreement;

                  (ii) in the case of early termination of the Period of Employment without Proper Cause or for Good Reason, the period ending on the date of such early termination; or,

                  (iii) in all other cases, the Period of Employment plus the period of twelve months next following expiration of the Period of Employment.

            (b) "COMPETITIVE ENTERPRISE" means any person or business organization engaged, directly or indirectly, in the business of (i) designing, manufacturing and marketing front-end fixtures, shelving and other display equipment and accessories for use by retail stores; (ii) designing, manufacturing and marketing custom wood fixtures, furnishings and millwork for use by commercial enterprises, (iii) distribution and fulfillment of magazines, books, pre-recorded music, video and video games, and other merchandise, (iv) rendering

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third party billing and collection services with respect to claims for manufacturer rebates and incentive payments payable to retailers respecting the sale of magazines, periodicals, confections and general merchandise, and/or (v) providing sales and marketing data and analyses to retailers and vendors of products distributed by the Company.

      7.3. Without limitation of the Company's rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of Executive to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as he is in violation of the foregoing covenant not to compete.

      7.4. Executive agrees further that, during the Restricted Period, he will not, directly or indirectly, either for himself or on behalf of any other person or entity, employ or attempt to employ or solicit the employment or services of any person who is at that time, or has been within six months immediately prior thereto, employed by the Company or any subsidiary of the Company.

Section 8. Injunctive Relief and Costs.

      8.1. Executive acknowledges that any violation of the provisions of Sections 6, 7.1 and 7.4 of this Agreement may cause substantial and irreparable harm to the Company and its subsidiaries (and their constituencies), and that the nature and magnitude of the harm may be difficult or impossible to measure precisely or to compensate adequately with monetary damages.

      8.2. Executive agrees that the Company shall have the right to enforce his performance of and compliance with any and all provisions of Sections 6, 7.1 and
7.4 by seeking a restraining order and/or an order of specific performance and/or other injunctive relief against Executive from a court of competent jurisdiction, at any time or from time to time, if it appears that Executive has violated or is about to violate any such provision.

      8.3. Executive further agrees that he shall be liable for reimbursement of all costs and expenses incurred by the Company and its subsidiaries (including without limitation reasonable attorneys' fees) in connection with any judicial proceeding or arbitration arising out of any violation of or failure to comply with the provisions of Sections 6, 7.1 and 7.4.

      8.4. The provisions of this Section 8 are in addition to, and not in lieu of, any other rights and remedies that may be available to the Company for breach of any portion of this Agreement.

Section 9. Compliance with Law and Company Policies.

      9.1. Executive represents and warrants to the Company that he is not now (and will not be in the future) under any legal or contractual duty or obligation which could prevent,

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limit or impair in any way his full and faithful performance of this Agreement.
Executive shall indemnify and hold the Company harmless from and against any claim, loss, damage, liability, cost or expense (including without limitation reasonable attorneys' fees) incurred by or asserted against the Company arising out of or in connection with any breach of this representation and warranty.

      9.2. Executive acknowledges that he has received and read and understands the intent and purposes of the Company's Code of Business Conduct and Ethics. Executive shall comply with all lawful rules and policies of the Company, as in effect from time to time.

      9.3. Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law; and whenever there is any conflict between any provision of this Agreement and any applicable statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

      9.4. Executive acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, he shall not be entitled to any benefits that constitute (or which, in the Company's good faith determination based on the advice of counsel, would likely constitute) a personal loan in violation of
Section 402 of the Sarbanes-Oxley Act of 2002 or any regulations thereunder. In the event that the Company, in good faith and upon the advice of counsel, determines that any provision of this Agreement would, absent this Section, give rise to a potential violation of said statute or regulations, Executive and the Company shall promptly negotiate, in good faith, towards an appropriate amendment to this Agreement that would eliminate such potential violation, but which would, as closely as reasonably possible, afford both the Company and Executive, the same relative economic benefits of their bargain hereunder prior to such amendment.

      9.5. In the event that any payment, coverage or benefit provided under this Agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of the Company, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverages or benefits provided hereunder shall be reduced to the "safe harbor" level under Section 280G so that no portion of such amount which is paid to Executive is not deductible by reason of Section 280G of the Code. Furthermore, the Company shall hold such portions not paid to Executive in escrow pending a final determination of whether such amounts would be deductible if paid to Executive. The Company shall use its best efforts to seek and obtain a ruling from the Internal Revenue Service that any portion of such payments, coverages or benefits not paid to Executive pursuant to this Section 9.5 would continue to be deductible if paid to Executive, and the Company shall pay to Executive any portion of such amounts for which such a ruling is received.

      If the IRS has not favorably ruled on such matter within six (6) months after the date on which any payment, coverage or benefit provided under this Agreement is required to be paid or provided, the Company shall pay to Executive an additional amount (the "280G PAYMENT") such that the net amount retained by Executive, after giving effect to any excise tax on the payment, coverages or benefits and any Federal, state or local income taxes and excise tax on the 280G Payment, shall be equal to the value of such payments, coverages and benefits prior to giving effect to the excise tax. For purpose of determining the 280G Payment, Executive shall be deemed to pay Federal, state and local income tax at the highest marginal rate of taxation in the calendar year in which the payments, coverages or benefits are paid or provided. State and local income taxes shall be determined based on the state and locality of Executive's domicile on the date of termination of the Period of Employment.

Section 10. Consulting Agreement.

      The Company and Executive shall execute and deliver the Consulting Agreement on or about October 31, 2009, and cause it to become effective on February 1, 2010; provided, however, the Company shall be relieved automatically of its obligations set forth in this Section 10 immediately upon early termination of the Period of Employment hereunder.

Section 11. Effect of Business Combination Transactions. In the event of the merger or consolidation of the Company with any unrelated corporation or corporations, or of the sale by the Company of a major portion of its assets or of its business and good will to an unrelated third party, this Agreement shall remain in effect and be assigned and transferred to the Company's successor in interest as an asset of the Company, and the Company shall cause such assignee to assume the Company's obligations hereunder.

Section 12. Successors and Assigns.

      12.1. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.

      12.2 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 12.2 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 13. Notices.

      Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered, or if sent by registered or certified mail to the last known residence address of Executive or to the Company, Attention: Corporate Secretary, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, or such other place as Executive or the Company may designate in writing to the other for these purposes.

Section 14. Miscellaneous.

      14.1. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or violation hereof.

      14.2. The headings to the Sections hereof are for convenience of reference only, and in case of any conflict, the text of this Agreement, rather than the headings, shall control.

      14.3. This Agreement (together with the Exhibits attached hereto) sets forth the entire understanding of the parties in respect of the subject matter contained herein, and supersedes the Employment and Non-Competition referred to in the Preambles as well as any and all other prior agreements, arrangements and understandings relating to the subject matter. This Agreement 6may only be amended by a written agreement signed by both parties hereto or their duly authorized representatives. Except as expressly stated herein, however, nothing in this Agreement shall be deemed to affect the Company's duties and obligations, or Executive's rights and benefits, under the Company's existing Source Interlink Companies 401(k) Plan.

      14.4. Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part hereof, other than the specific portion declared to be invalid.

      14.5. This Agreement shall be interpreted, construed and governed according to the laws of the State of Florida.

      14.6. Any claim, controversy or dispute arising with respect to this Agreement between the parties hereto or anyone claiming under or on behalf of either of the parties (a "DISPUTE"), other than a Dispute to which Section 8 hereof applies, shall be submitted to final and binding arbitration in accordance with the following:

      (a) Any party to an unresolved Dispute may file a written Demand for Arbitration pursuant to this Section 14.6 with the Regional Office of the American Arbitration Association nearest to Bonita Springs, Florida and shall simultaneously send a copy of such Demand to the other party or parties to such Dispute;

      (b) Arbitration proceedings under this Section 14.6 shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that all decisions and awards rendered shall be accompanied by a written opinion setting forth the rationale for such decisions and awards;

      (c) Venue for all evidentiary hearings conducted in such proceedings shall be in Lee or Collier County, Florida, as determined by the Arbitrator.

      (d) Unless otherwise agreed by the parties thereto, arbitration proceedings under this Section 14.6 shall be conducted before one impartial arbitrator selected through the procedures of the American Arbitration Association. On all matters, the decisions and awards of the arbitrator shall be determinative.

      (e) To the extent practicable, the arbitration proceedings under this
Section 14.6 shall be conducted in such manner as will enable completion within sixty (60) days after the filing of the Demand for Arbitration hereunder.

      (f) The arbitrator may award attorney's fees and costs of arbitration to the substantially prevailing party. Unless and except to the extent so awarded, the costs of arbitration shall be shared equally by the parties, and each party shall bear the fees and expenses of its own attorney. Punitive damages shall not be allowed by the arbitrator. The award may be enforced in such manner as allowed by law.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                 SOURCE INTERLINK COMPANIES, INC.

                                 By: /s/ Aron S. Katzman
                                      -----------------------------------------
                                 Name:  Aron S. Katzman
                                 Title: Chairman of the Compensation Committee
                                        of the Board of Directors

                                 /s/ S. Leslie Flegel
                                 -----------------------------------------------
                                 S. Leslie Flegel

                                                                    EXHIBIT A TO
                                                            EMPLOYMENT AGREEMENT

                              CONSULTING AGREEMENT

      ENTERED INTO as of January 31, 2010 by and between S. LESLIE FLEGEL ("CONSULTANT"), an individual presently domiciled in Naples, Florida, and SOURCE INTERLINK COMPANIES, INC. (the "COMPANY"), a Missouri corporation having its corporate headquarters in Bonita Springs, Florida.

      WHEREAS, Consultant was the founder of the Company and served for many years as its Chief Executive Officer, and

      WHEREAS, the Period of Employment under the Executive Employment Agreement dated March 1, 2005 between Consultant and the Company (the "EMPLOYMENT AGREEMENT") expires on the date of this Agreement, and

      WHEREAS, the Company does not wish to lose the benefit of Consultant's knowledge of the Company and his years of experience, and

      WHEREAS, the Company and Consultant have previously agreed, in conjunction with the preparation, execution and delivery of the Employment Agreement, to establish a consulting relationship under the terms and provisions set forth in this Agreement,

      NOW, THEREFORE, with the intent to be legally bound, the Company and Consultant do hereby covenant and agree as follows.

      1.    Term.

            The term of the consulting relationship established by this Agreement shall be the five-year period commencing February 1, 2010 and ending on January 31, 2015 (the "PERIOD OF ENGAGEMENT"), unless earlier terminated pursuant to Section 5 below.

      2.    Services.

      2.1 The Company hereby appoints Consultant as an independent consultant to the Company, and Consultant hereby accepts such appointment. Consultant shall provide such consulting services to the Company and its subsidiaries, during normal business hours, as the Board of Directors or the Chief Executive Officer of the Company may reasonably request from time to time in connection with strategic planning, merger and acquisition transactions, investor relations, customer relations, financial affairs, operations and executive recruitment.

      2.2 Consultant further agrees to serve as a member of the Board of the Company and/or as a member of the board of directors of any subsidiary of the Company if and when elected to any such position.

      2.3 Consultant further agrees, if so requested, to represent the Company's interests in one or more trade associations and to participate in charitable and community organizations which the Company wishes to support.

      2.4 (a) This Agreement does not create any employment or agency relationship between Consultant and the Company. The relationship of the Consultant will be solely as an independent contractor to the Company. The Company has not authorized Consultant to, and Consultant acknowledges that he has no authority to, commit, bind or speak for the Company, and Consultant shall not knowingly do any act which might cause any third party to reasonably believe that Consultant has the power or authority to contract or incur any commitment on behalf of Company, or that Consultant is an employee or agent of Company.

            (b) As an independent contractor, Consultant acknowledges that Consultant will not be eligible for or receive any benefits for which employees of the Company are eligible. Since Consultant is an independent contractor, the Company will not withhold any state or federal FICA or other withholding taxes, social security taxes, Medicare taxes, disability or other insurance payments or any other taxes, assessments or payments (collectively, "EMPLOYMENT TAXES"). The Company will issue to Consultant an Internal Revenue Service Form 1099 at the time, in the manner and containing the information required by the Internal Revenue Code of 1986, as amended (the "CODE"). Consultant is solely responsible for the payment of any and all Employment Taxes and any other taxes, assessments or payments owed in connection with its receipt of compensation paid by Company hereunder.

      3. Compensation. As consideration for Consultant's undertakings set forth in this Agreement and his services hereunder, the Company shall pay to Consultant, and he hereby agrees to accept, the compensation described in Sections 3.1, 3.2, 3.3 and 3.4 below.

      3.1 A fixed Retainer Fee in the amount of $415,000 per year, payable in equal monthly installments. The Company's obligation to pay such fixed Retainer Fee during the term specified in Section 1 is absolute and unconditional, regardless of the amount of time actually devoted by Consultant in rendering services under this Agreement.

      3.2 For his services (if any) as a director pursuant to Section 2.2, such director compensation as is provided for, from time to time, under then current corporate policy applicable to non-employee directors.

      3.3 The Death Benefit Amount and Gross-Up Amount provided for in Section
4.10 of the Employment Agreement (it being understood and agreed that the Company's obligation may be satisfied in the manner set forth in Section 4.10(b) thereof).

      3.4 The right to continued participation in the Company's healthcare plans (referred to in Section 4.6 of the Employment Agreement) under and subject to the same terms and provisions (including without limitation contribution to premiums, deductibles, co-payments and caps) as are applicable during such period to the Company's most senior executive officers in the same manner as if Consultant were employed by the Company.

      Nothing in this Section 3 shall be deemed to affect the Company's duties and obligations, or Consultant's rights and benefits, under the Employment Agreement or any of the Company's retirement or other benefit plans in which Consultant is or was a participant.

      4. Facilities, Expenses and Indemnification.

      4.1 The Company shall supply Consultant with such office facilities and clerical support services as he may reasonably request to carry out his duties under this Agreement.

      4.2 The Company shall pay directly, or shall reimburse Consultant for, such items of reasonable and necessary expense as are incurred by Consultant during the Period of Engagement in the interest of the business of the Company. All such expenses paid by Consultant shall be reimbursed by the Company upon presentation by Consultant of an itemized account of such expenditures, sufficient to support their deductibility by the Company for federal income tax purposes (without regard to whether or not the Company's deduction for such expenses is limited for federal income tax purposes), such submissions to be made within 30 days after the date such expenses are incurred.

      4.3. In addition to such rights of indemnification as are provided to Consultant by the Certificate of Incorporation and/or Bylaws of the Company and its subsidiaries and/or the Employment Agreement, the Company agrees that, absent a written opinion of independent legal counsel that it would be unlawful to do so, the Company shall promptly pay or advance all costs and expenses (including without limitation attorneys' fees) reasonably incurred by Consultant in defense of any and all claims, causes of action and charges which may be threatened, asserted or filed against him in any judicial, governmental or arbitration proceedings, inquiry or investigation (whether of a civil or criminal nature), arising out of his consultancy under this Agreement or the performance in good faith of his duties hereunder, other than such claims, causes of action or charges that may be initiated against Consultant upon approval by the Board. Consultant hereby agrees to promptly reimburse to the Company all such costs and expenses as have been paid or advanced by the Company if (and to the extent) it is finally determined as a matter of law that Consultant was not entitled to be indemnified for them by the Company. In addition, Consultant shall remit to the Company the proceeds of any insurance received by him to defray such costs and expenses as have been paid or advanced by the Company.

      5.    Early Termination.

      5.1 Notwithstanding the provisions of Section 1, the Period of Engagement shall be subject to early termination at any time:

            (a) at the Company's election, by dismissal of Consultant from the engagement with or without Proper Cause (defined in Section 5.2(c) below) pursuant to resolution of the Board, or

            (b) at the Company's election, upon determination of Disability of Consultant (defined in Section 3.3 below), or

            (c) upon death of Consultant, or

            (d) at Consultant's election, by voluntary resignation upon 30 days' advance written notice, with or without Good Reason (defined in Section 3.5(b) below).

In the event of early termination pursuant to the foregoing paragraphs (a), (b),
(c) or (d), the Company's obligations to Consultant shall be as set forth in Sections 5.2, 5.3, 5.4 or 5.5, respectively; and Consultant shall have no other rights or claims under this Agreement except for reimbursement of previously incurred expenses and indemnification pursuant to Section 4.2 and 4.3, respectively.

      5.2 (a) In the event of early termination pursuant to Section 5.1(a) without Proper Cause, the Company shall be and remain obligated to pay to Consultant, within five (5) business days after such early termination (or such longer period during which such payments are prohibited under applicable law, rules or regulations), in cash, an amount equal to the sum of (i) the sum of all fixed Retainer Fee installments payable for the remainder of the Period of Engagement, plus (ii) all accrued and unpaid items.


            (b) In the event of early termination pursuant to Section 5.1(a) with Proper Cause, the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under Section 3 hereof (except for accrued and unpaid items).

            (c) The occurrence of any of the following events or circumstances shall constitute "PROPER CAUSE" for dismissal of Consultant from engagement under this Agreement:

            (i) Disclosure to third parties of trade secrets or other Confidential Information (defined in Section 6 below), or any other misuse or misappropriation thereof, by Consultant in violation of the obligations imposed by Section 6 hereof;

            (ii) Violation by Consultant of the restrictions imposed by Section 7 of this Agreement on competitive activities by Consultant;

            (iii) Abandonment by Consultant of his engagement with the Company or any subsidiary or repeated and deliberate failure or refusal by Consultant to fulfill his substantive duties and responsibilities under this Agreement in any material respect and Consultant's failure or refusal to initiate corrective action within 30 days after written notice by the Company setting forth in reasonable detail the conditions alleged to be encompassed by the foregoing clause;

            (iv) Perpetration of any act of theft materially affecting the Company or any of its subsidiaries;

            (v) Willful, reckless or grossly negligent conduct by Consultant entailing a material violation of the laws or governmental regulations or orders applicable to the Company or its subsidiaries, or imposition by any court or governmental agency of any material restriction upon Consultant's ability to perform his duties and responsibilities hereunder;

            (vi) Repeated and deliberate failure or refusal by Consultant to comply with lawful and ethical policies of the Company or lawful and ethical directives of the Board to the extent consistent with the provisions of this Agreement;

            (vii) Conviction of Consultant of a crime in any federal, state or foreign court, or entry of any governmental decree or order against Consultant based upon violation of any federal, state or foreign law, and the determination by the Board, made in its reasonable discretion, that, in the circumstances, the continued association of Consultant with the Company will, more likely than not, have a material adverse effect upon the Company, its business or its reputation.

      5.3 In the event of early termination pursuant to Section 5.1(b), the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under Section 3 hereof, but shall be obligated to pay or provide to Consultant or the Beneficiary (i) the Death Benefit Amount when and as required by Section 4.10 of the Employment Agreement and, (ii) all accrued and unpaid items.

      5.4 In the event of early termination pursuant to Section 5.1(c), the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under Section 3 hereof, other than the Death Benefit Amount (and except for accrued and unpaid items).

      5.5 (a) In the event of early termination pursuant to Section 5.1(d) by Consultant with Good Reason, the provisions of Section 5.2(a) shall apply.

            (b) In the event of early termination pursuant to Section 5.1(d) by Consultant without Good Reason, the provisions of Section 5.2(b) shall apply.

            (c) The occurrence of any of the following events or circumstances shall constitute "GOOD REASON" under this Agreement:

                  (i) repeated and deliberate failure by the Company to substantially comply with its obligations to pay or provide the compensation, benefits and other amounts and support due Consultant under Sections 3 and 4 above; or

                  (ii) the failure or refusal of the Company (and/or any successor in interest to the Company) to comply with the duties and obligations under Section 10 in a due, proper and timely manner; and

                  (iii) failure or refusal by the Company (and/or any such successor) to initiate corrective action within 30 days after written notice by Consultant to the full Board and to the Company's General Counsel setting forth in reasonable detail the conditions alleged to be encompassed by the foregoing clause (i) or (ii) (as the case may be).

      6. Protection of Confidential Information and Property.

      6.1. Consultant acknowledges that, except for information that from time to time has been properly disclosed by the Company in public filings and announcements and commercial dealings, the Company has or may have a legitimate need for and/or interest in protecting the confidentiality of all information and data pertaining to the business and affairs of the Company and its subsidiaries, including without limitation information and data relating to (i) manufacturing operations and costs, (ii) distribution and servicing methods and costs, (iii) merchandising techniques, (iv) sales and promotional methods, (v) customer, vendor and personnel relationships and arrangements, (vi) research and development projects, (vii) information and data processing technologies, and
(viii) strategic and tactical plans and initiatives (all such information and data, other than that which has been properly disclosed as aforesaid, being hereinafter referred to as "CONFIDENTIAL INFORMATION").

      6.2. Consultant acknowledges that, in the course of his employment and consultancy, (i) he has participated and/or will participate in the development of Confidential Information, (ii) he has been and/or will be involved in the use and application of Confidential Information for corporate purposes, and (iii) he otherwise has been and/or will be given access to and entrusted with Confidential Information for corporate purposes.

      6.3. Consultant agrees that, during the Period of Engagement under this Agreement, he shall possess and use the Confidential Information solely and exclusively to protect and advance the interests of the Company and its subsidiaries; and that at all times thereafter, he (i) shall continue to treat the Confidential Information as proprietary to the Company, and (ii) shall not make use of, or divulge to any third party, all or any part of the Confidential Information unless and except to the extent so authorized in writing by the Company.

      6.4. Consultant acknowledges that, in the course of his engagement, he will create and/or be furnished with (i) materials that embody or contain Confidential Information (in written and electronic form) and (ii) other tangible items that are the property of the Company and its subsidiaries. Consultant agrees that, upon expiration or other termination of his Period of Engagement under this Agreement, or sooner if the Company so requests, he shall promptly deliver to the Company all such materials and other tangible items so created and/or furnished, including without limitation drawings, blueprints, sketches, manuals, letters, notes, notebooks, reports, lists of customers and vendors, personnel lists, computer disks and printouts, computer hardware and printers, and that he shall not retain any originals or copies of such materials, or any of such tangible items, unless and except to the extent so authorized in writing by the Company.

      6.5. Consultant agrees to inform all prospective employers and consulting clients of the content of this Section 6 and of Section 7 of this Agreement prior to his acceptance of future employment and consulting engagements.

      7. Restrictions against Competition and Solicitation.

      7.1. Consultant agrees that, during the Period of Engagement hereunder and during the Restricted Period (defined in Section 7.2 below), he shall not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with, or own or have any financial interest in, any Competitive Enterprise (defined in Section 7.2 below).

      7.2. For purposes of this Section 7:

            (a) "RESTRICTED PERIOD" means the greater of:

                  (i) Period of Engagement; or

                  (ii) the period during which Consultant is receiving payments or benefits from the Company pursuant to Section 5.2(a), 5.3(a), or 5.5(a) of this Agreement; or

                  (iii) the period of 24 months next following early termination of the Period of Engagement other than without Proper Cause or for Good Reason.

            (b) "COMPETITIVE ENTERPRISE" means any person or business organization engaged, directly or indirectly, in the business of (i) designing, manufacturing and marketing front-end fixtures, shelving and other display equipment and accessories for use by retail stores; (ii) designing, manufacturing and marketing custom wood fixtures, furnishings and millwork for use by commercial enterprises, (iii) distribution and fulfillment of magazines, books, pre-recorded music, video and video games, and other merchandise, (iv) rendering third party billing and collection services with respect to claims for manufacturer rebates and incentive payments payable to retailers respecting the sale of magazines, periodicals, confections and general merchandise, and/or (v) providing sales and marketing data and analyses to retailers and vendors of products distributed by the Company.

      7.3. Without limitation of the Company's rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of Consultant to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as he is in violation of the foregoing covenant not to compete.

      7.4. If the Period of Engagement hereunder shall have been terminated without Proper Cause pursuant to Section 5.1(a) or for Good Reason pursuant to
Section 5.1(d), and if Consultant shall have duly complied with and observed the covenants of Section 6 and this Section 7, Consultant may, at his election, be discharged from the covenants of Section 7.1 at any time on or before the thirtieth (30th) day following such termination by filing with the Company a duly executed statement (in form and content reasonably satisfactory to the Board of Directors of the Company) releasing the Company and its subsidiaries (and, if applicable, its insurance carriers) from any and all obligations it (or they) may have by reason of such termination (except for accrued and unpaid items).

      7.5. Consultant agrees further that, during the Restricted Period, he will not, directly or indirectly, either for himself or on behalf of any other person or entity, employ or attempt to employ or solicit the employment or services of any person who is at that time, or has been within six months immediately prior thereto, employed by the Company or any subsidiary of the Company.

      8. Injunctive Relief and Costs.

            (a) Consultant acknowledges that any violation of the provisions of Sections 6, 7.1 and 7.5 of this Agreement may cause substantial and irreparable harm to the Company and its subsidiaries (and their constituencies), and that the nature and magnitude of the harm may be difficult or impossible to measure precisely or to compensate adequately with monetary damages.

            (b) Consultant agrees that the Company shall have the right to enforce his performance of and compliance with any and all provisions of Sections 6, 7.1 and 7.5 by seeking a restraining order and/or an order of specific performance and/or other injunctive relief against Consultant from a court of competent jurisdiction, at any time or from time to time, if it appears that Consultant has violated or is about to violate any such provision.

            (c) Consultant further agrees that he shall be liable for reimbursement of all costs and expenses incurred by the Company and its subsidiaries (including without limitation reasonable attorneys' fees) arising out of any violation of the provisions of Sections 6, 7.1 and 7.5, whether or not in connection with judicial proceedings.

            (d) The provisions of this Section 8 are in addition to, and not in lieu of, any other rights and remedies that may be available to the Company for breach of any portion of this Agreement.

      9. Compliance with Law and Company Policies.

      9.1. Consultant represents and warrants to the Company that he is not now (and will not be in the future) under any legal or contractual duty or obligation which could prevent, limit or impair in any way his full and faithful performance of this Agreement. Consultant shall indemnify and hold the Company harmless from and against any claim, loss, damage, liability, cost or expense (including without limitation reasonable attorneys' fees) incurred by or asserted against the Company arising out of or in connection with any breach of this representation and warranty.

      9.2. Consultant acknowledges that he has received and read and understands the intent and purposes of the Company's Code of Business Conduct and Ethics. Consultant shall comply with all lawful rules and policies of the Company, as in effect from time to time.

      9.3. Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law; and whenever there is any conflict between any provision of this Agreement and any applicable statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

      9.4. Effect of Business Combination Transactions. In the event of the merger or consolidation of the Company with any unrelated corporation or corporations, or of the sale by the Company of a major portion of its assets or of its business and good will to an unrelated third party, this Agreement shall remain in effect and be assigned and transferred to the Company's successor in interest as an asset of the Company, and the Company shall cause such assignee to assume the Company's obligations hereunder; and in such event Consultant hereby confirms his agreement to continue to perform his/her duties and responsibilities according to the terms and conditions hereof for such assignee or transferee of this Agreement. It is understood and agreed, however, that the scope of Consultant's services under Section 1 hereof shall be appropriately modified, at the election of such successor, to cover the segment of such successor's enterprise represented by the Company's assets and operations at the time of such aforementioned transaction.

      10. Successors and Assigns.

            (a) This Agreement shall be binding upon, and shall inure to the benefit of, Consultant and the Company and their respective heirs, legal representatives, successors and assigns.

            (b) Except as required by law, no right of Consultant to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10(b) shall preclude the assumption of such rights by executors or other legal representatives of Consultant or his estate and their assignment of any rights hereunder to the person or persons entitled thereto.

      11. Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered, or if sent by registered or certified mail to the last known residence address of Consultant or to the Company, Attention: Corporate Secretary, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, or such other place as Consultant or the Company may designate in writing to the other for these purposes.

      12. Miscellaneous.

      12.1 The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

      12.2 The headings to the Sections hereof are for convenience of reference only, and in case of any conflict, the text of this Agreement, rather than the headings, shall control.

      12.3 Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part, other than the specific portion declared to be invalid.

      12.4 Any claim, controversy or dispute arising with respect to this Agreement between the parties hereto or anyone claiming under or on behalf of either of the parties (a " Dispute"), other than a Dispute to which Section 8 hereof applies, shall be submitted to final and binding arbitration in accordance with the following:

            (a) Any party to an unresolved Dispute may file a written Demand for Arbitration pursuant to this Section 12.4 with the Regional Office of the American Arbitration Association nearest to Bonita Springs, and shall simultaneously send a copy of such Demand to the other party or parties to such Dispute;

            (b) Arbitration proceedings under this Section 12.4 shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that all decisions and awards rendered shall be accompanied by a written opinion setting forth the rationale for such decisions and awards;

            (c) Venue for all evidentiary hearings conducted in such proceedings shall be in Lee or Collier County, Florida, as determined by the Arbitrator.

            (d) Unless otherwise agreed by the parties thereto, arbitration proceedings under this Section 12.4 shall be conducted before one impartial arbitrator selected through the procedures of the American Arbitration Association. On all matters, the decisions and awards of the arbitrator shall be determinative.

            (e) To the extent practicable, the arbitration proceedings under this Section 12.4 shall be conducted in such manner as will enable completion within sixty (60) days after the filing of the Demand for Arbitration hereunder.

            (f) The arbitrator may award attorney's fees and costs of arbitration to the substantially prevailing party. Unless and except to the extent so awarded, the costs of arbitration shall be shared equally by the parties, and each party shall bear the fees and expenses of its own attorney. Punitive damages shall not be allowed by the arbitrator. The award may be enforced in such manner as allowed by law.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                            SOURCE INTERLINK COMPANIES, INC.

                                            By: ________________________________
                                            Title: _____________________________

                                            ____________________________________
                                            S. Leslie Flegel

                                                                       EXHIBIT B

                          SHORT TERM INCENTIVE PROGRAM

DEFINITIONS.

"BUDGET" -- means as to each fiscal year concluded during the Period of Employment, an operating budget prepared by management and approved by the Board on or before March 15 of each fiscal year; provided however that such operating budget for the Company's fiscal year ending January 31, 2006 shall be prepared by management and approved by the Board on or before April 30, 2005.

"CHALLENGE GRANT" -- means the Source Interlink Companies, Inc. Challenge Grant Program and its successors, as described herein and as the same may be amended from time to time.

"COMMITTEE" -- means the Compensation Committee of the Board of Directors of Source Interlink Companies, Inc.

"NOI" -- means as to each fiscal concluded during the Period of Employment, operating income as shown on the Company's annual audited financial statements plus (a) compensation expense recorded in the income statement related to the Challenge Grant and (b) amortization expense or impairment charges attributable solely to intangible assets identified and recorded as a result of the merger (the "MERGER") effected on February 28, 2005 between Alliance Entertainment Corp. and Alligator Acquisition. LLC, a wholly-owned subsidiary of the Company.

CALCULATION OF SHORT TERM INCENTIVE PAYMENT

The Short Term Incentive Payment shall be equal to that amount set forth in the following table opposite the applicable percentage of NOI as shown on the Budget for the fiscal year with respect to which the Short Term Incentive Payment is to be determined represented by the NOI shown on the Company's annual financial statements for such fiscal year:


                    NOI ACHIEVEMENT
         (expressed as a percentage of Budget)                                      SHORT TERM
EQUAL TO OR MORE THAN                       LESS THAN                            INCENTIVE PAYMENT
---------------------                       ---------                            -----------------
          0                                     50%                                 $        0
         50%                                    80%                                 $  600,000
         80%                                   100%                                 $  750,000
        100%                                   105%                                 $  900,000
        105%                                   110%                                 $1,350,000
        110%                                   115%                                 $1,575,000
        115%                                 unlimited                              $1,800,000

ADJUSTMENT OF CALCULATION UPON ACQUISITION OR DISPOSITION. The Committee reserves the right, but has no obligation, to adjust, upward or downward, the NOI Achievement Percentages set forth above if during the Period of Employment the Company completes the acquisition or disposition of a significant amount of assets, otherwise than in the ordinary course of business. Any such adjustment during the Period of Employment shall be reasonably related to any increase or decrease in the NOI projected to result from the completion of such acquisition or disposition.

As used herein the term "ACQUISITION" means every purchase, acquisition by lease, exchange, merger, consolidation, or succession, other than the construction or development of property by or for the Company or its subsidiaries or the acquisition of materials for such purpose. As used herein the term "DISPOSITION" means every sale, disposition by lease exchange, merger, consolidation, mortgage, assignment or hypothecation of assets, whether for the benefit of creditors or otherwise, abandonment, or destruction, other than with respect to real property held for use by or for the Company.

An acquisition or disposition shall be deemed to involve a significant amount of assets if such transaction is required to be disclosed on a Current Report on Form 8-K through a filing with the U.S. Securities and Exchange Commission.

PAYMENT OF SHORT TERM INCENTIVE PAYMENT. The Short Term Incentive Payment shall be disbursed in cash to Executive as soon as practicable after January 31, but in any case not later than the date on which the Annual Report on Form 10-K for each of the Company's fiscal years ending during the Period of Employment is filed with the U. S. Securities and Exchange Commission. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld by the Federal or any state or local government.

                                                                       EXHIBIT C

                        SOURCE INTERLINK COMPANIES, INC.

                             CHALLENGE GRANT PROGRAM

                             EFFECTIVE MARCH 1, 2005

                        SOURCE INTERLINK COMPANIES, INC.

                             CHALLENGE GRANT PROGRAM

SECTION 1 - ESTABLISHMENT AND PURPOSE OF PROGRAM

1.1 ESTABLISHMENT AND DURATION OF PROGRAM. The Board of Directors of Source Interlink Companies, Inc., a Missouri corporation, hereby establishes the Source Interlink Companies, Inc. Challenge Grant Program, effective March 1, 2005. The Program shall commence on March 1, 2005 and continue until all earned disbursements are made following the end of the Challenge Period.

1.2 PURPOSE OF PROGRAM. The Challenge Grant Program has been adopted by Source Interlink Companies, Inc. to motivate key executive personnel to maximize shareholder value resulting from the transactions contemplated by a certain Agreement and Plan of Merger, dated November 18, 2004, by and among Source Interlink Companies, Inc., Alliance Entertainment Corp. and Alligator Acquisition, LLC.

SECTION 2 - EFFECTIVE DATE

The effective date of the Program is March 1, 2005.

SECTION 3 - DEFINITIONS

3.1 "AGGREGATE PAYOUT" -- means the total sum payable under the Program to all Executives.

3.2 "CHALLENGE PERIOD" -- means the three year period commencing February 1, 2005 and ending January 31, 2008.

3.3 "COMMITTEE" -- means the Compensation Committee of the Board of Directors of the Corporation.

3.4 "CHANGE OF CONTROL" -- means the occurrence of any of the following events:

      (a) A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half (1/2) of the incumbent directors are directors who either:

            (i) Had been directors of the Corporation on the "look-back date" (as defined below) (hereinafter referred to as the "original directors"); or

            (ii) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (hereinafter referred to as the "continuing directors");

or,

      (b) Any "person" (as defined below) who by the acquisition or aggregation of securities, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (hereinafter referred to as the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Corporation's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Corporation;

or

      (c) The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization in which the Corporation is not the acquiring entity for accounting purposes;

or

      (d) The consummation of a sale, transfer or other disposition of all or substantially all of the Corporation's assets.

For purposes of subsection (a) above, the term "look-back" date shall mean the later of (1) the Effective Date of the Program, or (2) the date 24 months prior to the date of the event that may constitute a Change of Control.

For purposes of subsection (b) above, the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Corporation or a parent or subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

Any other provision of this Section 3.4 notwithstanding, no event shall constitute a Change of Control if: (A) the sole purpose of the event was to change the state of the Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately before such transaction; (B) the event was contemplated by that certain Agreement and Plan of Merger, dated November 18, 2004, by and among Source Interlink Companies, Inc., Alliance Entertainment Corp. and Alligator Acquisition, LLC.; or (C) following such event, S. Leslie Flegel is employed by the Company or any successor entity with the duties and responsibilities of such entity's principal executive officer.

3.5 "CORPORATION" -- means Source Interlink Companies, Inc., a Missouri corporation, or its subsidiaries and any successor thereto.

3.6 "EXECUTIVE" -- means S. Leslie Flegel and any employee who is designated as eligible to participate in the Program by the Chief Executive Officer with, in the case of Executives that are also officers of the Corporation subject to the reporting requirements of Section 16 promulgated under the Securities Exchange Act of 1934, as amended, the approval of the Committee. Only management and highly-compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended, shall be eligible to participate in the Program.

3.7 "NOI" -- means cumulatively as to the entire Challenge Period, operating income as shown on the Corporation's annual audited financial statements plus (a) compensation expense recorded in the income statement related to the Program and (b) amortization expense or impairment charges attributable solely to intangible assets identified and recorded as a result of the merger (the "MERGER") effected on February 28, 2005 between Alliance Entertainment Corp. and Alligator Acquisition. LLC, a wholly-owned subsidiary of the Corporation.

3.8 "PROGRAM" -- means the Source Interlink Companies, Inc. Challenge Grant Program and its successors, as described herein and as the same may be amended from time to time.

SECTION 4 - CALCULATION OF AGGREGATE PAYOUT

4.1. CONCLUSION OF CHALLENGE PERIOD. The Aggregate Payout under the Program shall be equal to that amount set forth in the following table opposite the applicable range which encompasses NOI:

                 NOI RANGE
   MORE THAN               LESS THAN OR EQUAL TO            AGGREGATE PAYOUT
   ---------               ---------------------            ----------------
      $0                      $195.2 million                      $0
$195.2 million                $202.8 million                $ 2.50 million
$202.8 million                $210.4 million                $ 5.00 million
$210.4 million                $218.0 million                $ 7.50 million
$218.0 million                $227.2 million                $10.00 million
$227.2 million                $236.4 million                $11.00 million
$236.4 million                $245.6 million                $12.00 million
$245.6 million                $254.8 million                $13.00 million
$254.8 million                $264.0 million                $14.00 million
$264.0 million                   unlimited                  $15.00 million

4.2. UPON CHANGE OF CONTROL. If a Change of Control shall occur during the Challenge Period, the Aggregate Payout under the Program shall be equal to that amount set forth in the following table opposite the applicable period in which the Change of Control occurs.

TWELVE MONTH PERIOD ENDING                                       AGGREGATE PAYOUT
--------------------------                                       ----------------
     January 31, 2006                                             $10.0 million
     January 31, 2007                                             $12.5 million
     January 31, 2008                                             $15.0 million

4.3. ADJUSTMENT OF CALCULATION UPON ACQUISITION OR DISPOSITION. The Committee reserves the right, but has no obligation, to adjust, upward or downward, the NOI Ranges set forth in Section 4.1 if during the Challenge Period the Corporation completes the acquisition or disposition of a significant amount of assets, otherwise than in the ordinary course of business. Any such adjustment during the Challenge Period shall be reasonably related to any increase or decrease in the NOI projected to result from the completion of such acquisition or disposition.

As used herein the term "ACQUISITION" means every purchase, acquisition by lease, exchange, merger, consolidation, or succession, other than the construction or development of property by or for the Corporation or its subsidiaries or the acquisition of materials for such purpose. As used herein the term "DISPOSITION" means every sale, disposition by lease exchange, merger, consolidation, mortgage, assignment or hypothecation of assets, whether for the benefit of creditors or otherwise, abandonment, or destruction, other than with respect to real property held for use by or for the Corporation other than with respect to real property held for use by or for the Company.

An acquisition or disposition shall be deemed to involve a significant amount of assets if such transaction is required to be disclosed on a Current Report on Form 8-K through a filing with the U.S. Securities and Exchange Commission.

SECTION 5 - PAYMENT AND ALLOCATION OF AGGREGATE PAYOUT

5.1 ALLOCATION OF AGGREGATE PAYOUT. The Aggregate Payout shall be allocated among the Executives in such amounts and proportions as may be determined by the Chief Executive Officer with, in the case of Executives that are also officers of the Corporation subject to the reporting requirements of
      Section 16 promulgated under the Securities Exchange Act of 1934, as amended, the approval of the Committee; provided however that 35% of the Aggregate Payout shall be allocated to S. Leslie Flegel. Nothing contained in this Program shall require that the entire Aggregate Payout be allocated or disbursed.

5.2 PAYMENT OF AGGREGATE PAYOUT. The Aggregate Payout shall be disbursed in cash to each Executive in such proportions as they may be allocated in accordance with Section 5.1 as soon as practicable after January 31, 2008, but in any case not later than the date on which the Annual Report on Form 10-K for the Corporation's fiscal year ending January 31, 2008 is filed with the U. S. Securities and Exchange Commission.

5.3 PAYMENT ON CHANGE OF CONTROL. In the event of a Change of Control, the Aggregate Payout shall be disbursed in cash to each Executive in such proportions as they may be allocated in accordance with Section 5.1 not later than the effective date of such Change of Control.

SECTION 6 - CONDITIONS TO DISBURSEMENT

6.1 WITHHOLDING; UNEMPLOYMENT TAXES. To the extent required by the law in effect at the time payments are made, the Corporation shall withhold from payments made hereunder any taxes required to be withheld by the Federal or any state or local government.

6.2 NO VESTED RIGHT TO DISBURSEMENT. The Program is designed specifically as a bonus program in which each Executive (other than S. Leslie Flegel) have only a mere expectancy and not as a deferred compensation plan, retirement benefit plan or other entitlement program in which the Executives have or may acquire any vested interest of any kind or nature. Therefore, should any Executive cease to be employed by the Corporation for any reason whatsoever prior to the time at which the Aggregate Payout is actually disbursed, no disbursement shall be made to such Executive (or his or her estate), Notwithstanding the foregoing, S. Leslie Flegel shall have a vest right to disbursement in accordance with any then effective agreement between the Corporation and Mr. Flegel with respect to his employment by the Corporation.

SECTION 7 - ADMINISTRATION

7.1 UNSECURED CLAIM, FUNDING AND NON-ASSIGNABILITY. The right of an Executive to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and no Executive shall have any rights in or against any amount credited to any accounts under this Program or any other assets of the Corporation. The Program at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Any disbursement which may be payable pursuant to this Program are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of an Executive. The Program constitutes a mere promise by the Corporation to make cash disbursements in the future. No interest or right to receive a disbursement may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.2 ADMINISTRATION OF PROGRAM. An integral part of the Program is the ongoing administration of the Program. The Program shall be administered by the Committee, which shall have the authority, duty and power to interpret and construe the provisions of the Program. The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned, absent manifest error. The Committee shall have the right at any time to appoint a person or committee to perform administrative functions delegated to it by the Committee on the administration of the Program.

7.3 EXPENSE OF ADMINISTRATION. Expenses of administration shall be paid by the Corporation. The Committee of the Corporation shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Corporation with respect to the Program.

7.4 RIGHTS OF EXECUTIVE. The sole rights of an Executive under this Program shall be to have this Program administered according to its provisions, to receive whatever benefits he may be entitled to hereunder, and nothing in the Program shall be interpreted as a guaranty that any assets of the Corporation will be sufficient to pay any disbursement payable hereunder. Further, the adoption and maintenance of this Program shall not be construed as creating any contract of employment between the Corporation and any Executive. The Program shall not affect the right of the Corporation to deal with any Executives in employment respects, including their hiring, discharge, compensation, and conditions of employment.